Exhibit 99

For Immediate Release

Allstate Reports 2006 Fourth Quarter Net Income EPS of $1.93
Fourth Quarter Operating Income EPS of $1.78

NORTHBROOK, Ill., January, 30, 2007 – The Allstate Corporation (NYSE: ALL) today reported for the fourth quarter of 2006:

	Consolidated Highlights(1)
	Three Months Ended December 31,					Twelve Months Ended December 31,
(in millions, except per share amounts	Est.		Change			Est.		Change
and ratios)	2006	2005	$ Amt	%		2006	2005	$ Amt	%
Consolidated revenues	$9,102	$8,945	$157	1.8		$35,796	$35,383	$413	1.2
Net income	1,213	1,041	172	16.5		4,993	1,765	3,228	182.9
Net income per diluted share	1.93	1.59	0.34	21.4		7.84	2.64	5.20	197.0
Operating income(1)	1,121	975	146	15.0		4,888	1,582	3,306	—
Operating income per diluted share(1)	1.78	1.49	0.29	19.5		7.67	2.37	5.30	—
Property-Liability combined ratio	85.7	89.0	—	(3.3	)pts.	83.6	102.4	—	(18.8	)pts.
Catastrophe losses	279	657	(378)	(57.5)		810	5,674	(4,864)	(85.7)
Book value per share						34.84	31.01	3.83	12.4
Return on equity						23.8	8.4	—	15.4	pts.
Operating income return on equity(1)						25.8	8.6	—	17.2	pts.

•                  Consolidated revenues increased 1.8% from the fourth quarter of 2005 and were up 1.2% for the year compared to 2005.

•                  Property-Liability premiums written(1) declined 0.8% from the fourth quarter of 2005, reflecting the cost of the Allstate Protection catastrophe reinsurance program. Excluding the cost of the reinsurance program, premiums written grew 1.4% in the fourth quarter compared to the fourth quarter of last year, driven by an Allstate brand standard auto increase of 4.1%.  Policies in force (“PIF”) increased 0.6% for Allstate Protection, driven by an Allstate brand standard auto increase of 2.7% from December 31, 2005 levels.

•                  Allstate Financial premiums and deposits(1), excluding variable annuities, were $2.24 billion, a decrease of 37.3% over the fourth quarter of 2005, due primarily to reduced issuance of institutional products and lower fixed annuity deposits.

•                  Net income increased 16.5% and operating income increased 15% in the quarter compared to fourth quarter of 2005. Net income per diluted share increased 21.4% and operating income per diluted share increased 19.5% in the quarter compared to fourth quarter of 2005. Property-Liability underwriting income(1) was $978 million in the fourth quarter of 2006 compared to $752 million in the fourth quarter of 2005.

•                  Catastrophe losses, net of reinsurance, totaled $279 million in the fourth quarter of 2006 compared to $657 million in the fourth quarter of 2005.  The effect of catastrophe losses on net income per diluted share was $0.29 in the fourth quarter of 2006 compared to $0.65 in the fourth quarter of 2005.

•                  Full year 2006 operating income per diluted share was $7.67 compared to $2.37 in 2005.  The $5.30 per diluted share increase was primarily due to lower catastrophe losses and favorable prior year reserve reestimates.

•                  Book value per share increased 12.4% compared to December 31, 2005.  Book value per share, excluding the impact of unrealized net capital gains on fixed income securities(1) was $33.33 at December 31, 2006, reflecting an increase of 14.6% compared to December 31, 2005.  The net funded status of our pension and other postretirement plans recognized upon adoption of FASB Statement No. 158 reduced book value per share by $1.77.

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

•                  Allstate is no longer providing guidance on operating income earnings per diluted share.  See the “Consolidated Highlights” section of this press release for our Property-Liability outlooks for 2007.

“Allstate had a great fourth quarter and outstanding performance for the entire year,” said Thomas J. Wilson, president and chief executive officer, The Allstate Corporation. “We grew and strengthened the Allstate brand by offering innovative products and improving customer satisfaction. The strong operating results of our property-casualty, financial and investment operations generated net income of $1.2 billion for the quarter and a record of $4.99 billion for 2006.  This enabled us to deliver a 24 percent return on equity for shareholders and reward our employees with an increased profit sharing contribution.

Increased Consumer Focus

“Allstate continues to be the market leader in creating innovative products for consumers. The launch of Allstate® Your Choice Auto when combined with great marketing led to a 2.7 percent increase in standard auto policies in force in 2006. We will continue to introduce new offerings to consumers in 2007. Customer loyalty improved for the third straight year although our competition has also improved, which means this will remain a top priority.

Record Profitability

“Virtually every area of our company had an outstanding year,” added Wilson. Operating income of $1.1 billion for the fourth quarter was 15 percent above last year’s fourth quarter result reflecting the operational strength of our talented employees. The Property-Liability combined ratio for the year was 83.6 reflecting our pricing and claims expertise and the benefits of low claim frequencies.  We also had a much needed relief from mega-catastrophes with total catastrophe losses in the quarter of $279 million versus $657 million in the fourth quarter of 2005.  Catastrophe losses for the year were $810 million, $4.9 billion below the losses realized due largely to Hurricanes Katrina, Rita and Wilma in 2005.  Allstate Financial earned $142 million for the quarter and a record $594 million for the year and is making progress in raising returns on new business.

Excellent Capital Management

“Allstate remains disciplined stewards of our shareholders’ capital.  We repurchased $501 million of common stock in the quarter completing our prior $4 billion share repurchase program and started on the recently approved $3 billion share repurchase authorization. Shareholders received $220 million in dividends this quarter.  We also continue to make progress reducing our exposure to mega-catastrophes and recently completed major 2007 reinsurance agreements at an acceptable cost.

Great People

“Our ability to grow profitably is driven by our diverse group of talented Allstate associates across the country.  We increased the number of Allstate Agency Owners by 513 in 2006 further expanding our local presence to serve customers.  Our non-bonus eligible employees were rewarded with a profit sharing match of $1.50 for every $1.00 they contributed to the Allstate Profit Sharing Fund.  We are pleased to have Jim Hohmann join us as CEO of Allstate Financial replacing Casey Sylla, whose 12 years of service has made us a stronger company,” said Wilson.

Outlook

“We expect our multifaceted competitive strategy to continue to generate strong returns for shareholders in 2007.  After seeking input from a wide range of stakeholders, we have decided to stop our practice of giving operating income per share guidance.  Allstate will continue to be a leader in the amount and quality of our financial disclosures and will provide an outlook on key operating trends.  The combined ratio excluding catastrophes (assuming no prior year reserve reestimates)(1) for Property-Liability is expected to be between 84.0 and 86.0 in 2007,” concluded Wilson.

Consolidated Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per share and return amounts)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended December 31, 2006
Consolidated revenues	$9,102	$8,945	$35,796	$35,383	• Higher net investment income and net realized capital gains.

Operating income	1,121	975	4,888	1,582	• Higher Property-Liability underwriting income which reflects lower catastrophe losses in 2006.

Realized capital gains and losses, after-tax	125	72	186	360	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(4)	3	36	(103)

Non-recurring items, after-tax	(18)	—	(18)	(22)	• Write-off of deferred costs related to a block of corporate owned life insurance policies that terminated due to bankruptcy of the policyholder.

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(8)	(36)	(40)

Loss on disposition of operations, after-tax	(3)	(1)	(63)	(12)

Net income	1,213	1,041	4,993	1,765

Income per diluted share:
Net	1.93	1.59	7.84	2.64
Operating	1.78	1.49	7.67	2.37

Net shares outstanding	621.7	646.2	621.7	646.2

•    During the fourth quarter of 2006, Allstate purchased 7.9 million shares of its stock for $501 million. $294 million of these repurchases completed the previous $4 billion authorization and $207 million was purchased on the current $3 billion authorization which is expected to be completed by March 31, 2008.

Weighted average shares outstanding (diluted)	629.4	653.0	637.2	667.3

Return on equity:
Net income			23.8	8.4	• See the return on equity calculation in the
Operating income			25.8	8.6	Definitions of Non-GAAP and Operating Measures section of this document.document.
Book value per share			34.84	31.01

•                  Book value per share increased 12.4% compared to December 31, 2005 and decreased 0.7% when compared to September 30, 2006.  Book value per share, excluding the impact of unrealized net capital gains on fixed income securities was $33.33 at December 31, 2006, reflecting an increase of 14.6% compared to December 31, 2005 and a decrease of 0.4% when compared to September 30, 2006.   The net funded status of our pension and other postretirement plans recognized upon adoption of FASB Statement No. 158 reduced book value per share by $1.77.

•                  Our outlook for the Property-Liability 2007 combined ratio excluding the effect of catastrophe losses (assuming no prior year reserve reestimates) is in the range of 84.0 to 86.0.  This outlook is based on various assumptions, the most important of which are listed below:

•            premiums written slightly higher than 2006 levels due to auto growth being partially offset by the estimated effects of catastrophe management actions on homeowners and other property premiums, including an increase in ceded premium for catastrophe reinsurance totaling approximately $165 million;

•            auto and homeowners frequencies, excluding catastrophes, are projected to remain flat with 2006 results; and

•            auto and homeowners severity increases are expected to be consistent with relevant indices.

Property-Liability Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except ratios)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended December 31, 2006
Property-Liability net premiums written	$6,604	$6,658	$27,526	$27,391	• See the Property-Liability Premiums Written by Market Segment table.

Property-Liability revenues	7,419	7,427	29,571	29,346	• Lower premiums earned due to ceded reinsurance and lower net realized capital gains, partially offset by increased net investment income.

Underwriting income (loss)	978	752	4,497	(636)

•    Significantly lower catastrophe losses, continued favorable auto loss frequencies excluding catastrophes, and net favorable prior year reserve reestimates, partially offset by the cost of the catastrophe reinsurance program. See the Allstate Protection Market Segment Analysis table.

Net investment income	472	458	1,854	1,791

Operating income	1,010	856	4,388	1,092

Realized capital gains and losses, after-tax	74	91	227	339	• See the Components of Realized Capital Gains and Losses (pretax) table.

Loss on disposition of operations, after-tax	—	—	(1)	—

Net income	1,084	947	4,614	1,431	• Higher operating income.

Catastrophe losses	279	657	810	5,674

Ratios:
Allstate Protection combined ratio	85.6	88.9	83.1	101.7

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.5	0.7

Property-Liability combined ratio	85.7	89.0	83.6	102.4

Effect of catastrophe losses on combined ratio	4.1	9.6	3.0	21.0

Property-Liability combined ratio excluding the effect of catastrophes	81.6	79.4	80.6	81.4

Effect of restructuring and related charges on combined ratio	0.2	0.1	0.6	0.1

•                  The impact of the cost of the catastrophe reinsurance program on premiums written totaled $209 million in the fourth quarter of 2006 compared to $211 million in the third quarter of 2006 and $60 million in the fourth quarter of last year.  Excluding this cost, premiums written grew 1.4% and 1.6% in the fourth quarter and third quarter of 2006, respectively, when compared to the prior year quarters.

•                  We continue to aggressively seek to cover our reinsurance cost in premium rates.  We have submitted more than 350 rate filings in 29 states related to the cost of our reinsurance programs. Including rates approved in Florida and other states related to our reinsurance programs, rates currently effective reflect approximately 40% of the total cost of our reinsurance programs, and will be included in premiums written during 2007.  We expect rates will be in effect which will reflect over 50% of the total cost of these reinsurance programs by the end of 2007, and be included in premiums written during 2008.

•                  Allstate brand standard auto and homeowners PIF increased 2.7% and 0.1%, respectively, from December 31, 2005 levels, compared to increases of 2.6% and 0.6%, respectively, in the third quarter of 2006 over the third quarter of 2005.

•                  New issued applications for Allstate brand standard auto increased 8.5% compared to the fourth quarter of 2005.  New issued applications for Allstate brand homeowners decreased 16.1% compared to the fourth quarter of

2005 due to our catastrophe risk management actions.  For detailed information on our catastrophe risk management actions, see the Allstate Protection Catastrophe Management Strategy section of this document.

•                  Standard auto six month average premium of $421 grew 0.2%, while homeowners 12 month average premium of $834 grew 2.5% from the fourth quarter of 2005.  Average premium is calculated using premiums written before reinsurance.

•                  The renewal ratios for Allstate brand standard auto and homeowners were 89.7 and 87.8, respectively, compared to 90.0 and 87.5 in the prior year fourth quarter.  The decline in the standard auto renewal ratio is due to competitive pressures in certain states.

•                  Property-Liability prior year favorable reserve reestimates for the quarter totaled $184 million, compared to $146 million in the prior year fourth quarter, resulting primarily from claim severity and late reported loss development that was better than anticipated in previous estimates in Allstate Protection.

•                  The Property-Liability combined ratio was impacted by catastrophe losses and prior year reserve reestimates.  The impacts for the three months ended December 31, are shown in the table below.

	2006	2005
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates	84.3	81.5
Effect of catastrophe losses	4.1	9.6
Effect of pre-tax reserve reestimates(1)	(2.7)	(2.1)
Combined ratio (GAAP)	85.7	89.0

(1) Prior year catastrophe reserve reestimates are included in impact of catastrophe losses.

Allstate Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended December 31, 2006
Premiums and deposits	$2,243	$4,007	$11,678	$14,395	• See the Allstate Financial Premiums and Deposits table.

Allstate Financial revenues	1,629	1,483	6,060	5,898	• Higher investment income and realized net capital gains partially offset by lower premiums and contract charges following the reinsurance of substantially all of our variable annuity business.

Operating income	142	139	594	581

Realized capital gains and losses, after-tax	39	(21)	(50)	12	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(4)	3	36	(103)

Non-recurring items, after-tax	(18)	—	(18)	(22)	• Write-off of deferred costs related to a block of corporate owned life insurance policies that terminated due to bankruptcy of the policyholder.

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(8)	(36)	(40)

Loss on disposition of operations, after-tax	(3)	(1)	(62)	(12)

Net income	148	112	464	416

•                  Deferred fixed annuity deposits in the fourth quarter of 2006 were $848 million (including indexed annuities), a decrease of 32.4% from the prior year quarter and 52.1% below the third quarter of 2006.  The decrease in the fourth quarter of 2006 reflects reduced consumer demand as competing short-term deposit and equity-based investment alternatives were relatively attractive.  Additionally, pricing actions were taken to improve expected returns on new business.

•                  Dividends of $250 million were paid by Allstate Life Insurance Company (“ALIC”) to its parent, Allstate Insurance Company (“AIC”), in the fourth quarter, bringing total 2006 dividends paid to $675 million. The majority of the dividend payments related to the variable annuity disposition through reinsurance completed in the second quarter.  These dividends complement other proactive efforts to improve ALIC’s returns.

•                  Investments as of December 31, 2006 increased 1.0% from December 31, 2005 levels primarily due to growth in new business partially offset by lower unrealized capital gains, the transfer of assets to Prudential Financial, Inc. upon the closing of the variable annuity disposition through reinsurance and dividends paid.

•                  Allstate Financial prioritizes the allocation of fixed income investments to support sales of those retail products with the best sustainable growth and contribution margins, and to maintain our retail market presence. As a result of this effort, sales of our institutional products vary from period to period.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($in millions, except per share data)	2006	2005	Change	2006	2005	Change

Revenues
Property-liability insurance premiums	$6,832	$6,838	(0.1)	$27,369	$27,039	1.2
Life and annuity premiums and contract charges	510	524	(2.7)	1,964	2,049	(4.1)
Net investment income	1,564	1,482	5.5	6,177	5,746	7.5
Realized capital gains and losses	196	101	94.1	286	549	(47.9)
Total revenues	9,102	8,945	1.8	35,796	35,383	1.2

Costs and expenses
Property-liability insurance claims and claims expense	4,138	4,469	(7.4)	16,017	21,175	(24.4)
Life and annuity contract benefits	435	406	7.1	1,570	1,615	(2.8)
Interest credited to contractholder funds	670	619	8.2	2,609	2,403	8.6
Amortization of deferred policy acquisition costs	1,235	1,164	6.1	4,757	4,721	0.8
Operating costs and expenses	781	731	6.8	3,033	2,997	1.2
Restructuring and related charges	11	5	120.0	182	41	—
Interest expense	96	79	21.5	357	330	8.2
Total costs and expenses	7,366	7,473	(1.4)	28,525	33,282	(14.3)

Loss on disposition of operations	(4)	(1)	—	(93)	(13)	—

Income from operations before income tax expense	1,732	1,471	17.7	7,178	2,088	—

Income tax expense	519	430	20.7	2,185	323	—

Net income	$1,213	$1,041	16.5	$4,993	$1,765	182.9

Net income per share - Basic	$1.94	$1.61		$7.89	$2.67

Weighted average shares - Basic	624.0	648.1		632.5	661.7

Net income per share - Diluted (1)	$1.93	$1.59		$7.84	$2.64

Weighted average shares - Diluted (1)	629.4	653.0		637.2	667.3

Cash dividends declared per share	$0.35	$0.32		$1.40	$1.28

(1)          For the period ended December 31, 2005, as prescribed by generally accepted accounting principles, the quarter income per share amounts were computed discretely. Because of our third quarter 2005 net loss, the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares - diluted in that quarter.  Accordingly, the sum of our income per share amounts for the four quarters of 2005 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2006	2005	Change	2006	2005	Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,128	$979	15.2	$5,006	$1,609	—
Restructuring and related charges, after-tax	7	4	75.0	118	27	—

Operating income	1,121	975	15.0	4,888	1,582	—

Realized capital gains and losses, after-tax	125	72	73.6	186	360	(48.3)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(4)	3	—	36	(103)	135.0
Non-recurring items, after-tax (2)	(18)	—	—	(18)	(22)	18.2
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(8)	—	(36)	(40)	10.0
Loss on disposition of operations, after-tax	(3)	(1)	—	(63)	(12)	—

Net income	$1,213	$1,041	16.5	$4,993	$1,765	182.9

Income per share - Diluted (1)

Operating income before the impact of restructuring and related charges	$1.80	$1.50	20.0	$7.86	$2.41	—
Restructuring and related charges, after-tax	0.02	0.01	100.0	0.19	0.04	—

Operating income	1.78	1.49	19.5	7.67	2.37	—

Realized capital gains and losses, after-tax	0.20	0.11	81.8	0.29	0.54	(46.3)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	—	0.06	(0.16)	137.5
Non-recurring items, after-tax (2)	(0.03)	—	—	(0.03)	(0.03)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.05)	(0.06)	16.7
Loss on disposition of operations, after-tax	(0.01)	—	—	(0.10)	(0.02)	—

Net income	$1.93	$1.59	21.4	$7.84	$2.64	197.0

Book value per share - Diluted	$34.84	$31.01	12.4	$34.84	$31.01	12.4

(1)          For the period ended December 31, 2005, as prescribed by generally accepted accounting principles, the quarter income per share amounts were computed discretely. Because of our third quarter 2005 net loss, the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares - diluted in that quarter. Accordingly, the sum of our income per share amounts for the four quarters of 2005 does not equal the year to date per share amount.

(2)          Non-recurring items were a write-off of deferred costs related to a block of corporate owned life insurance policies that terminated due to bankruptcy of the policyholder in the fourth quarter of 2006 and an increase in liability for future benefits from a discontinued benefit plan in the first quarter of 2005.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended December 31, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(4)	$(4)	$—	$(8)
Dispositions (1)	142	31	20	193
Valuation of derivative instruments	21	16	—	37
Settlements of derivative instruments (2)	(44)	18	—	(26)

Total	$115	$61	$20	$196

	Twelve Months Ended December 31, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(26)	$(21)	$—	$(47)
Dispositions	451	(87)	15	379
Valuation of derivative instruments	43	(17)	—	26
Settlements of derivative instruments	(120)	48	—	(72)

Total	$348	$(77)	$15	$286

	Three Months Ended December 31, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(10)	$(1)	$(1)	$(12)
Dispositions	131	(34)	4	101
Valuation of derivative instruments	14	(4)	—	10
Settlements of derivative instruments	(4)	6	—	2

Total	$131	$(33)	$3	$101

	Twelve Months Ended December 31, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(30)	$(24)	$(1)	$(55)
Dispositions	516	88	15	619
Valuation of derivative instruments	10	(105)	—	(95)
Settlements of derivative instruments	20	60	—	80

Total	$516	$19	$14	$549

(1)          In the fourth quarter of 2006, the Company recognized $6 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value.  The change in our intent is primarily related to comprehensive reviews of our portfolios for both Allstate Protection and Allstate Financial.  The Company identified $375 million of securities that we expect to sell to achieve these objectives.

(2)          The loss for the three months ended December 31, 2006 on the settlement of derivative instruments was primarily driven by $32 million of realized losses from commodity-based excess return swaps and futures contracts.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Property-Liability
Premiums written	$6,604	$6,658	$27,526	$27,391

Premiums earned	$6,832	$6,838	$27,369	$27,039
Claims and claims expense (2)	4,138	4,469	16,017	21,175
Amortization of deferred policy acquisition costs	1,043	1,031	4,131	4,092
Operating costs and expenses	662	582	2,567	2,369
Restructuring and related charges	11	4	157	39
Underwriting income (loss)	978	752	4,497	(636)

Net investment income	472	458	1,854	1,791
Income tax expense on operations	440	354	1,963	63

Operating income	1,010	856	4,388	1,092

Realized capital gains and losses, after-tax	74	91	227	339
Loss on disposition of operations, after-tax	—	—	(1)	—
Net income	$1,084	$947	$4,614	$1,431

Catastrophe losses	$279	$657	$810	$5,674

Operating ratios
Claims and claims expense ratio (2)	60.6	65.4	58.5	78.3
Expense ratio (3)	25.1	23.6	25.1	24.1
Combined ratio	85.7	89.0	83.6	102.4

Effect of catastrophe losses on combined ratio	4.1	9.6	3.0	21.0

Effect of restructuring and related charges on combined ratio	0.2	0.1	0.6	0.1

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.5	0.7

Allstate Financial
Premiums and deposits	$2,243	$4,007	$11,678	$14,395
Investments	$75,951	$75,233	$75,951	$75,233

Premiums and contract charges	$510	$524	$1,964	$2,049
Net investment income	1,058	992	4,173	3,830
Periodic settlements and accruals on non-hedge derivative instruments	12	14	56	63
Contract benefits	435	406	1,570	1,615
Interest credited to contractholder funds	669	619	2,614	2,371
Amortization of deferred policy acquisition costs	158	138	649	503
Operating costs and expenses	119	150	468	604
Restructuring and related charges	—	1	24	2
Income tax expense on operations	57	77	274	266
Operating income	142	139	594	581

Realized capital gains and losses, after-tax	39	(21)	(50)	12
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(4)	3	36	(103)
Non-recurring items, after-tax (1)	(18)	—	(18)	(22)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(8)	(8)	(36)	(40)
Loss on disposition of operations, after-tax	(3)	(1)	(62)	(12)
Net income	$148	$112	$464	$416

Corporate and Other
Net investment income	$34	$32	$150	$125
Operating costs and expenses	96	78	355	326
Restructuring and related charges	—	—	1	—
Income tax benefit on operations	(31)	(26)	(112)	(110)
Operating loss	(31)	(20)	(94)	(91)

Realized capital gains and losses, after-tax	12	2	9	9

Net loss	$(19)	$(18)	$(85)	$(82)

Consolidated net income	$1,213	$1,041	$4,993	$1,765

(1)          Non-recurring items were a write-off of deferred costs related to a block of corporate owned life insurance policies that terminated due to bankruptcy of the policyholder in the fourth quarter of 2006 and an increase in liability for future benefits from a discontinued benefit plan in the first quarter of 2005.

(2)          For the twelve months ended December 31, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.4 points related to an accrual for a settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

(3)          For the three months ended December 31, 2006, the expense ratio was primarily impacted by higher costs of the reinsurance program, agent and employee incentives, and advertising.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Property-Liability Underwriting Summary
Allstate Protection	$984	$757	30.0	$4,636	$(461)	—
Discontinued Lines and Coverages	(6)	(5)	(20.0)	(139)	(175)	20.6
Underwriting income (loss)	$978	$752	30.1	$4,497	$(636)	—

Allstate Protection Underwriting Summary
Premiums written	$6,604	$6,661	(0.9)	$27,525	$27,393	0.5
Premiums earned	$6,831	$6,837	(0.1)	$27,366	$27,038	1.2
Claims and claims expense (1)	4,133	4,465	(7.4)	15,885	21,008	(24.4)
Amortization of deferred policy acquisition costs	1,043	1,031	1.2	4,131	4,092	1.0
Operating costs and expenses	660	580	13.8	2,557	2,360	8.3
Restructuring and related charges	11	4	175.0	157	39	—
Underwriting income (loss)	$984	$757	30.0	$4,636	$(461)	—

Catastrophe losses	$279	$657	(57.5)	$810	$5,674	(85.7)

Operating ratios
Claims and claims expense ratio (1)	60.5	65.3		58.1	77.7
Expense ratio (2)	25.1	23.6		25.0	24.0
Combined ratio	85.6	88.9		83.1	101.7

Effect of catastrophe losses on combined ratio	4.1	9.6		3.0	21.0

Effect of restructuring and related charges on combined ratio	0.2	0.1		0.6	0.1

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$—	$(3)	100.0	$1	$(2)	150.0
Premiums earned	$1	$1	—	$3	$1	—
Claims and claims expense	5	4	25.0	132	167	(21.0)
Operating costs and expenses	2	2	—	10	9	11.1
Underwriting loss	$(6)	$(5)	(20.0)	$(139)	$(175)	20.6

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	0.1		0.5	0.7

(1)          For the twelve months ended December 31, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.4 points related to an accrual for a settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

(2)          For the three months ended December 31, 2006, the expense ratio was primarily impacted by higher costs of the reinsurance program, agent and employee incentives, and advertising.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Allstate brand
Standard auto	$3,891	$3,738	4.1	$15,704	$15,173	3.5
Non-standard auto	310	361	(14.1)	1,386	1,587	(12.7)
Auto	4,201	4,099	2.5	17,090	16,760	2.0

Involuntary auto	19	30	(36.7)	114	163	(30.1)
Commercial lines	190	220	(13.6)	834	926	(9.9)
Homeowners	1,383	1,492	(7.3)	5,926	6,040	(1.9)
Other personal lines	362	335	8.1	1,600	1,434	11.6

	6,155	6,176	(0.3)	25,564	25,323	1.0
Encompass brand
Standard auto	266	274	(2.9)	1,138	1,174	(3.1)
Non-standard auto (Deerbrook)	22	26	(15.4)	94	116	(19.0)
Auto	288	300	(4.0)	1,232	1,290	(4.5)

Involuntary auto	3	7	(57.1)	22	43	(48.8)
Homeowners	131	148	(11.5)	589	611	(3.6)
Other personal lines	27	30	(10.0)	118	126	(6.3)

	449	485	(7.4)	1,961	2,070	(5.3)

Allstate Protection	6,604	6,661	(0.9)	27,525	27,393	0.5

Discontinued Lines and Coverages	—	(3)	100.0	1	(2)	150.0

Property-Liability	$6,604	$6,658	(0.8)	$27,526	$27,391	0.5

Allstate Protection
Standard auto	$4,157	$4,012	3.6	$16,842	$16,347	3.0
Non-standard auto	332	387	(14.2)	1,480	1,703	(13.1)
Auto	4,489	4,399	2.0	18,322	18,050	1.5

Involuntary auto	22	37	(40.5)	136	206	(34.0)
Commercial lines	190	220	(13.6)	834	926	(9.9)
Homeowners	1,514	1,640	(7.7)	6,515	6,651	(2.0)
Other personal lines	389	365	6.6	1,718	1,560	10.1

	$6,604	$6,661	(0.9)	$27,525	$27,393	0.5

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	December 31, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	7	0.1	1.9
Non-standard auto	2	(0.6)	(1.7)
Auto	7	0.1	0.8
Homeowners (5)	6	0.5	8.5

Encompass brand
Standard auto	6	0.3	4.1
Non-standard auto (Deerbrook)	—	—	—
Auto	6	0.2	4.1
Homeowners	5	0.6	9.8

	Twelve Months Ended
	December 31, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	26	(0.2)	(0.5)
Non-standard auto	3	(1.6)	(3.5)
Auto	26	(0.3)	(0.9)
Homeowners (4) (5)	26	2.4	2.6

Encompass brand
Standard auto	16	(0.4)	(1.6)
Non-standard auto (Deerbrook)	3	—	(0.2)
Auto	18	(0.3)	(1.6)
Homeowners (5)	22	2.3	4.9

(1)      Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products.  Rate changes include changes approved based on our net cost of reinsurance.  These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.

(2)      Represents the impact in the states where rate changes were approved during 2006 as a percentage of total countrywide prior year-end premiums written.

(3)      Represents the impact in the states where rate changes were approved during 2006 as a percentage of total prior year-end premiums written in those states.

(4)      Rate changes include a rate reduction in the state of Texas following an administrative hearing and order issued by the Department of Insurance.

(5)      Includes Washington D.C.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,964	$3,809	65.0	66.6	0.6	3.7	24.1	23.2
Non-standard auto	334	394	53.9	54.3	—	3.8	21.8	20.8
Auto	4,298	4,203	64.1	65.5	0.6	3.8	24.0	23.0

Homeowners	1,424	1,491	52.7	50.1	16.5	11.9	26.7	22.7
Other (1)	618	629	53.1	96.8	(1.0)	41.6	26.8	25.5

Total Allstate brand	6,340	6,323	60.5	65.0	4.0	9.5	24.8	23.1

Encompass brand
Standard auto	289	293	60.2	64.8	0.3	1.3	28.7	29.4
Non-standard auto (Deerbrook)	23	28	60.9	46.4	4.3	—	30.4	32.2
Auto	312	321	60.3	63.2	0.6	1.2	28.8	29.6

Homeowners	144	152	55.6	77.0	15.3	27.7	30.5	29.6
Other (1)	35	41	85.7	85.3	5.7	29.2	14.3	29.3

Total Encompass brand	491	514	60.7	69.0	5.3	11.2	28.3	29.6

Allstate Protection	$6,831	$6,837	60.5	65.3	4.1	9.6	25.1	23.6

	Twelve Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$15,591	$15,034	61.5	65.7	0.6	2.9	24.5	23.7
Non-standard auto	1,436	1,642	56.1	57.8	—	2.6	22.0	20.9
Auto	17,027	16,676	61.1	64.9	0.5	2.8	24.2	23.5

Homeowners	5,793	5,792	50.4	110.7	10.9	70.5	25.3	22.8
Other (1)	2,546	2,514	52.1	91.7	(0.9)	35.3	26.5	25.6

Total Allstate brand	25,366	24,982	57.8	78.2	2.8	21.8	24.7	23.5

Encompass brand
Standard auto	1,160	1,186	60.0	66.9	(0.3)	1.7	28.3	30.4
Non-standard auto (Deerbrook)	98	125	76.5	67.2	1.0	0.8	29.6	28.8
Auto	1,258	1,311	61.3	67.0	(0.2)	1.7	28.4	30.2

Homeowners	590	583	58.6	77.8	17.3	30.6	30.2	29.7
Other (1)	152	162	81.6	82.1	7.9	17.9	25.6	28.4

Total Encompass brand	2,000	2,056	62.1	71.3	5.6	11.2	28.7	29.9

Allstate Protection	$27,366	$27,038	58.1	77.7	3.0	21.0	25.0	24.0

(1)	Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.
(2)

Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates. Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended December 31,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Auto	$(158)	$(160)	(2.3)	(2.4)
Homeowners	20	11	0.3	0.2
Other	(51)	(2)	(0.8)	—

Allstate Protection (2)	(189)	(151)	(2.8)	(2.2)

Discontinued Lines and Coverages	5	5	0.1	0.1

Property-Liability	$(184)	$(146)	(2.7)	(2.1)

Allstate brand	$(184)	$(128)	(2.7)	(1.9)
Encompass brand	(5)	(23)	(0.1)	(0.3)

Allstate Protection	$(189)	$(151)	(2.8)	(2.2)

	Twelve Months Ended December 31,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005

Auto	$(737)	$(661)	(2.7)	(2.4)
Homeowners	(244)	7	(0.9)	—
Other	(122)	19	(0.4)	0.1

Allstate Protection (2)	(1,103)	(635)	(4.0)	(2.3)

Discontinued Lines and Coverages	132	167	0.5	0.6

Property-Liability	$(971)	$(468)	(3.5)	(1.7)

Allstate brand	$(1,085)	$(613)	(3.9)	(2.2)
Encompass brand	(18)	(22)	(0.1)	(0.1)

Allstate Protection	$(1,103)	$(635)	(4.0)	(2.3)

(1)          Favorable reserve reestimates are shown in parentheses.

(2)          Reserve reestimates included in catastrophe losses totaled $3 million favorable in the three months ended December 31, 2005, and $223 million favorable and $94 million unfavorable in the twelve months ended December 31, 2006 and December 31, 2005, respectively.  No reserve reestimates resulted from catastrophe losses in the three months ended December 31, 2006.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Life Products
Interest-sensitive life	$381	$375	1.6	$1,488	$1,482	0.4
Traditional	109	102	6.9	354	337	5.0
Other	88	113	(22.1)	339	430	(21.2)
	578	590	(2.0)	2,181	2,249	(3.0)

Annuities
Indexed annuities (1)	182	213	(14.6)	748	747	0.1
Fixed deferred annuities (1)	666	1,041	(36.0)	4,908	4,491	9.3
Fixed immediate annuities	205	244	(16.0)	627	883	(29.0)
Variable annuities	—	431	(100.0)	678	1,746	(61.2)
	1,053	1,929	(45.4)	6,961	7,867	(11.5)

Institutional Products
Funding agreements backing
medium-term notes	500	1,350	(63.0)	2,100	3,773	(44.3)

Bank Deposits	112	138	(18.8)	436	506	(13.8)

Total	$2,243	$4,007	(44.0)	$11,678	$14,395	(18.9)

Total excluding variable annuities	$2,243	$3,576	(37.3)	$11,000	$12,649	(13.0)

(1)   To conform to the current period presentation, prior periods have been reclassified.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
($ in millions, except par value data)	2006 (Est.)	2005

Assets
Investments
Fixed income securities, at fair value (amortized cost $95,780 and $94,777)	$98,320	$98,065
Equity securities, at fair value (cost $6,026 and $4,873)	7,777	6,164
Mortgage loans	9,467	8,748
Short-term	2,430	3,470
Other	1,763	1,850
Total investments (1)	119,757	118,297

Cash	443	313
Premium installment receivables, net	4,789	4,739
Deferred policy acquisition costs	5,332	5,802
Reinsurance recoverables, net	5,827	5,180
Accrued investment income	1,062	1,074
Deferred income taxes	224	—
Property and equipment, net	1,010	1,040
Goodwill	825	825
Other assets	2,111	3,567
Separate Accounts	16,174	15,235
Total assets	$157,554	$156,072

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,866	$22,117
Reserve for life-contingent contract benefits	12,786	12,482
Contractholder funds	62,031	60,040
Unearned premiums	10,427	10,294
Claim payments outstanding	717	1,263
Other liabilities and accrued expenses	10,045	8,804
Deferred income taxes	—	351
Short-term debt	12	413
Long-term debt	4,650	4,887
Separate Accounts	16,174	15,235
Total liabilities	135,708	135,886

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 622 million and 646 million shares outstanding	9	9
Additional capital paid-in	2,939	2,798
Retained income	29,070	24,962
Deferred ESOP expense	(72)	(90)
Treasury stock, at cost (278 million and 254 million shares)	(11,091)	(9,575)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,074	2,090
Unrealized foreign currency translation adjustments	26	22
Minimum pension liability adjustment	—	(30)
Net funded status of pension and other postretirement benefit obligation	(1,109)	—
Total accumulated other comprehensive income	991	2,082
Total shareholders’ equity	21,846	20,186
Total liabilities and shareholders’ equity	$157,554	$156,072

(1)          Total investments includes $41,663 for Property-Liability, $75,951 for Allstate Financial and $2,143 for Corporate and Other investments at December 31, 2006.  Total investments includes $39,574 for Property-Liability, $75,233 for Allstate Financial and $3,490 for Corporate and Other investments at December 31, 2005.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,	December 31,
(in millions)	2006 (Est.)	2005

Cash flows from operating activities
Net income	$4,993	$1,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(188)	(67)
Realized capital gains and losses	(286)	(549)
Loss on disposition of operations	93	13
Interest credited to contractholder funds	2,609	2,403
Changes in:
Policy benefit and other insurance reserves	(3,236)	2,868
Unearned premiums	132	354
Deferred policy acquisition costs	(196)	(243)
Premium installment receivables, net	(49)	(15)
Reinsurance recoverables, net	828	(858)
Income taxes payable	486	(744)
Other operating assets and liabilities	(145)	678
Net cash provided by operating activities	5,041	5,605

Cash flows from investing activities
Proceeds from sales
Fixed income securities	23,925	21,926
Equity securities	4,074	4,829
Investment collections
Fixed income securities	5,054	6,038
Mortgage loans	1,649	1,267
Investment purchases
Fixed income securities	(30,035)	(31,144)
Equity securities	(4,764)	(4,895)
Mortgage loans	(2,331)	(2,171)
Change in short-term investments, net	1,332	(621)
Change in other investments, net (1)	164	(122)
Acquisitions, net of cash received	—	(60)
Disposition of operations (1)	(812)	(2)
Purchases of property and equipment, net	(161)	(196)
Net cash used in investing activities	(1,905)	(5,151)

Cash flows from financing activities
Change in short-term debt, net	(401)	370
Proceeds from issuance of long-term debt	644	789
Repayment of long-term debt	(851)	(1,205)
Contractholder fund deposits	10,066	12,004
Contractholder fund withdrawals	(10,208)	(9,444)
Dividends paid	(873)	(830)
Treasury stock purchases	(1,770)	(2,484)
Shares reissued under equity incentive plans, net (1)	239	281
Excess tax benefits from share-based payment arrangements	52	—
Other (1)	96	(36)
Net cash used in financing activities	(3,006)	(555)

Net increase (decrease) in cash	130	(101)
Cash at beginning of year	313	414
Cash at end of year	$443	$313

(1)          To conform to the current period presentation, the prior period has been reclassified.

Allstate Protection Catastrophe Management Strategy

We continue to pursue our strategy to manage our property catastrophe exposure to provide our shareholders an acceptable return on the risks assumed in our property business and to reduce the variability of our earnings, while providing protection to our customers.  Although in many areas of the country we are currently achieving returns within acceptable risk tolerances, we continue to seek solutions to improve returns in areas that have known exposure to hurricanes, earthquakes, fires following earthquakes and other catastrophes.  We will continue to pursue this strategy while working to mitigate the impact of our actions on customers.  We are also working for changes in the regulatory environment, including fewer restrictions on underwriting, recognizing the need for and improving appropriate risk based pricing and promoting the creation of government sponsored, privately funded solutions.  Our property business includes personal homeowners, commercial property and other property lines.

Actions we have taken or are considering to attain an acceptable catastrophe exposure level in our property business include:

•                  removing wind coverage from certain policies and allowing our agencies to help customers apply for wind coverage through state facilities such as wind pools;

•                  changes in rates, deductibles and coverage;

•                  limitations on new business writings;

•                  changes to underwriting requirements, including limitations in coastal and adjacent counties;

•                  not offering continuing coverage to some existing policyholders;

•                  purchasing reinsurance or engaging in other forms of risk transfer arrangements;

•                  discontinuing coverage for certain types of residences; and/or

•                  withdrawing from certain geographic markets.

Hurricanes

We are addressing our risk of hurricane loss by, among other actions, purchasing additional reinsurance for specific states and on a countrywide basis for our personal lines property insurance, and in areas most exposed to hurricanes; a limitation on personal homeowners new business writings in coastal areas of southern and eastern states; and not offering continuing coverage on select policies in coastal counties in New York and certain other states.  Additionally, we entered into a reinsurance agreement to cede losses incurred on 120,000 personal property policies and a renewal rights agreement in anticipation of entering into a reinsurance agreement on 106,000 personal property policies in the state of Florida to Royal Palm Insurance Company (“Royal Palm”).  Allstate Floridian Insurance Company plans to no longer offer coverage on these policies at which time Royal Palm may offer coverage to these policyholders.  We are currently assessing the impact of the recently adopted Emergency Rule 69OER7-1 by the Florida Financial Services Commission, the provisions of which limit rate increases and policy non-renewals, on our business strategies in the state of Florida including these planned transactions.

Our catastrophe management actions are expected to continue during 2007 in northeastern and certain other hurricane prone states.

Earthquakes

Actions taken related to our risk of earthquake loss include purchasing reinsurance on a countrywide basis and in the state of Kentucky for our personal lines property insurance; no longer offering new optional earthquake coverage in most states; removing optional earthquake coverage on approximately 250,000 property policies at December 31, 2006 (approximately 400,000 policies at December 31, 2005) upon renewal in most states; and entering into arrangements to make earthquake coverage available through other insurers for new and renewal business.  These arrangements with third party insurers include many of the approximately 170,000 renewal property customers at December 31, 2006 in the states of Alabama, Alaska, Arkansas, Illinois, Indiana, Missouri, Mississippi, Ohio, Oregon, South Carolina, Tennessee, Utah and Washington.

By the end of 2007, we anticipate that we will have eliminated approximately 90% of our optional earthquake coverages countrywide, based on our policies in force at December 31, 2005. Allstate’s premiums written attributable to optional earthquake coverage totaled approximately $33 million in 2006 ($60 million in 2005).

While this is a countrywide strategy, we will continue to have optional earthquake coverage available in certain states due to regulatory and other reasons.  We also will continue to have exposure to earthquake risk on certain policies and coverages that do not specifically exclude coverage for earthquake losses, including our auto policies, and to fires following earthquakes.  Allstate policyholders in the state of California are offered coverage through the California Earthquake Authority (“CEA”), a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Allstate is subject to assessments from the CEA under certain circumstances.

Fires Following Earthquakes

Actions taken related to our risk of loss from fires following earthquakes include changing homeowners underwriting requirements in California and purchasing additional reinsurance on a countrywide basis, in California and in Kentucky.

Impacts of Our Catastrophe Management Strategy

We anticipate that Allstate Protection premiums written will be negatively impacted due to the estimated effects of these catastrophe management actions, primarily on homeowners and other property premiums, during 2007.  These actions have had an impact on our new business writings for homeowners insurance during 2006, as demonstrated in the following table by the decline in new issued applications.  We expect this trend to continue while we address our catastrophe exposure.

	For the three months ended December 31,			For the twelve months ended December 31,
(in thousands)	2006	2005	% Change	2006	2005	% Change
Allstate Brand Homeowners
Hurricane Exposure States (1)	105	128	(18.0)	472	574	(17.8)
California	13	24	(45.8)	56	111	(49.5)
All other states	106	115	(7.8)	459	497	(7.6)

Total New Issued Applications	224	267	(16.1)	987	1,182	(16.5)

(1)Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington, D.C.

Allstate brand homeowners new issued applications decreased in almost all hurricane exposure states as a result of our catastrophe management actions.  The decrease in California new issued applications is due to changes in our underwriting requirements.  The decrease in all other states includes the impact of earthquake coverage-related actions.

Standard Auto

While the actions that we take will be primarily focused on reducing the catastrophe exposure in our homeowners and property business, we also consider their impact on our ability to market our auto lines.

Our standard auto growth strategy includes actions such as the continued roll out of Allstate® Your Choice Auto, increased marketing, the continued refinement of Tiered Pricing, underwriting actions and agency growth.  These strategies are particularly emphasized as applicable in states impacted by our catastrophe management actions such as Florida, New York and Texas.

Standard auto new issued applications are shown in the table below.

	For the three months ended December 31,			For the twelve months ended December 31,
(in thousands)	2006	2005	% Change	2006	2005	% Change
Allstate Brand Standard Auto
Hurricane Exposure States	247	228	8.3	1,037	999	3.8
California	81	80	1.3	319	316	0.9
All other states	157	139	12.9	627	612	2.5

Total New Issued Applications	485	447	8.5	1,983	1,927	2.9

Allstate brand standard auto new issued applications in the hurricane exposure states increased in the fourth quarter of 2006 compared to the fourth quarter of 2005. Included in this increase is a 16.3% increase in the state of Florida due to agency growth, price and product modifications, and improved marketing effectiveness.  New issued applications in the hurricane exposure states continue to be impacted by catastrophe management actions on cross-sell opportunities and competitive pressures in certain markets.

Catastrophe Reinsurance Program

Our personal lines catastrophe reinsurance program is designed, utilizing our risk management methodology, to address our exposure to catastrophes nationwide.  Our program provides reinsurance protection to us for catastrophes including storms named or numbered by the National Weather Service, earthquakes and fires following earthquakes.  During January 2007 we completed the renewal of our aggregate excess, South-East and New Jersey excess reinsurance contracts, opted to expand coverage in the existing multi-year contracts in the states of Texas and New Jersey and added a new agreement covering Kentucky earthquake and fires following earthquakes.  These contracts will be effective June 1, 2007 to May 31, 2008, with the exception of the aggregate excess contract which is effective June 1, 2007 until May 31, 2009.  The aggregate excess contract has a 5% retention by Allstate in the first year and a 20% retention by Allstate in the second year.  We also expect to place contracts for the state of Florida later this year.  For detailed information on our program see http://media.corporate-ir.net/media_files/IROL/93/93125/reports/ALL_Q406reinsurance.pdf.

We estimate that the total annualized cost of all reinsurance programs will be approximately $770 million per year or $193 million per quarter, including an estimate for reinsurance coverage in Florida.  This is compared to approximately $800 million per year from our total annualized cost during the 2006 hurricane season, or an estimated decrease of $30 million due to lower expected cost of coverage in Florida.  This is compared to a cost of $73 million in the first quarter, $114 million in the second quarter, $211 in the third quarter and $209 million in the fourth quarter of 2006.  We currently expect that a similar level of coverage will be purchased or renewed for the comparable 2008 period. The actual placement of the Florida program, contractual redeterminations and risk transfers of certain catastrophe and other liability exposures during 2007 may cause our total annualized cost to differ from our current estimates.

The Florida program will be placed later this year, once the state’s recent legislative actions have been assessed, and should become effective on June 1, 2007 for the beginning of the hurricane catastrophe season.

Estimated Impact of Adopting SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”)
and the Pension Protection Act of 2006

SFAS No. 158 requires recognition in the statement of financial position of the over or underfunded status of defined benefit pension and other postretirement plans, measured as the difference between the fair value of plan assets and the projected benefit obligation for the pension plan and the accumulated benefit obligation for our other postretirement benefit plans.  This effectively requires the recognition of all previously unrecognized actuarial gains and losses and prior service cost as a component of accumulated other comprehensive income, net of tax.  In addition, SFAS No. 158 requires, on a prospective basis, the actuarial gains and losses and the prior service costs and credits that arise during any reporting period but are not recognized as components of net periodic benefit cost be recognized as a component of other comprehensive income, net of tax; the measurement date of the plans to be the same as the statement of financial position; and disclosure in the notes to the financial statements of certain effects on the net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits.

Guidance relating to the recognition of the over or underfunded status of the plan and additional disclosure requirements was adopted prospectively as of December 31, 2006 and guidance relating to the measurement date of the plans is effective for the years ending after December 15, 2008.  There is no impact on results of operations or cash flows.  The net funded status recognized upon adoption decreased shareholders’ equity by $1.11 billion and book value per share by $1.77, and increased the debt to shareholders’ equity ratio, the debt to capital resources ratio and return on equity by 1.0 points, 0.7 points and 0.7 points, respectively.

Also during 2006, the federal government enacted the Pension Protection Act of 2006 (the “Act”) which changes the manner in which pension funding is determined.  The new rules are effective for funding beginning in 2008.  We are currently reviewing the implications of the Act, but do not expect it to have a material impact on funding.

Our funding policy for the pension plans is to make annual contributions at a minimum level that is at least in accordance with regulations under the Internal Revenue Code (“IRC”) and in accordance with generally accepted actuarial principles.  There was no minimum funding requirement under the IRC for the tax qualified pension plans as of December 31, 2006.

Our obligations have not changed as a result of these developments.  The pension and other postretirement plans may be amended or terminated at any time.  Any revisions could result in significant changes to our obligations and our obligation to fund the plans.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of deferred acquisition costs (“DAC”), operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, we retain in operating income periodic settlements and accruals on certain derivative instruments, reported in realized capital gains and losses that do not qualify for hedge accounting, used for economic hedges and to replicate fixed income securities in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments and by doing so, appropriately reflect trends in our performance.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and twelve months ended December 31, 2006 and 2005.

For the three months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income	$1,010	$856	$142	$139	$1,121	$975	$1.78	$1.49
Realized capital gains and losses	115	131	61	(33)	196	101
Income tax (expense) benefit	(41)	(40)	(22)	12	(71)	(29)

Realized capital gains and losses, after-tax	74	91	39	(21)	125	72	0.20	0.11
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(4)	3	(4)	3	—	—

Non-recurring items, after-tax	—	—	(18)	—	(18)	—	(0.03)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(8)	(8)	(8)	(8)	(0.01)	(0.01)
Loss on disposition of operations, after-tax	—	—	(3)	(1)	(3)	(1)	(0.01)	—

Net income	$1,084	$947	$148	$112	$1,213	$1,041	$1.93	$1.59

For the twelve months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income	$4,388	$1,092	$594	$581	$4,888	$1,582	$7.67	$2.37
Realized capital gains and losses	348	516	(77)	19	286	549
Income tax (expense) benefit	(121)	(177)	27	(7)	(100)	(189)
Realized capital gains and losses, after-tax	227	339	(50)	12	186	360	0.29	0.54
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	36	(103)	36	(103)	0.06	(0.16)
Non-recurring items, after-tax	—	—	(18)	(22)	(18)	(22)	(0.03)	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(36)	(40)	(36)	(40)	(0.05)	(0.06)
Loss on disposition of operations, after-tax	(1)	—	(62)	(12)	(63)	(12)	(0.10)	(0.02)
Net income	$4,614	$1,431	$464	$416	$4,993	$1,765	$7.84	$2.64

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between the two operating ratios, combined ratio (a GAAP measure) and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and which have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights table.

In this press release, we provide our outlook on the 2007 combined ratio excluding the effect of catastrophe losses (assuming no prior year reserve reestimates).  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes for evaluating the year’s results of operations.  Prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended December 31,
($ in millions)	Est. 2006	2005
Return on equity
Numerator:
Net income	$4,993	$1,765

Denominator:
Beginning shareholders’ equity	20,186	21,823
Ending shareholders’ equity (2)	21,846	20,186
Average shareholders’ equity	$21,016	$21,005

Return on equity (2)	23.8%	8.4%

	For the twelve months ended December 31,
	Est. 2006	2005
Operating income return on equity
Numerator:
Operating income	$4,888	$1,582

Denominator:
Beginning shareholders’ equity	20,186	21,823
Unrealized net capital gains	2,090	2,988
Adjusted beginning shareholders’ equity	18,096	18,835

Ending shareholders’ equity	21,846	20,186
Unrealized net capital gains	2,074	2,090
Adjusted ending shareholders’ equity	19,772	18,096

Average adjusted shareholders’ equity	$18,934	$18,466

Operating income return on equity	25.8%	8.6%

(2)   The net funded status of our pension and other postretirement plans recognized upon adoption of FASB Statement No. 158 increased return on equity by 0.7 points as of December 31, 2006.

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of December 31,
(in millions, except per share data)	Est. 2006	2005

Book value per share
Numerator:
Shareholders’ equity (3)	$21,846	$20,186
Denominator:
Shares outstanding and dilutive potential shares outstanding	627.1	651.0
Book value per share (3)	$34.84	$31.01

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$21,846	$20,186
Unrealized net capital gains on fixed income securities	947	1,255
Adjusted shareholders’ equity	$20,899	$18,931
Denominator:
Shares outstanding and dilutive potential shares outstanding	627.1	651.0
Book value per share, excluding unrealized net capital gains on fixed income securities	$33.33	$29.08

(3)   The net funded status of our pension and other postretirement plans recognized upon adoption of FASB Statement No. 158 reduced book value per share by $1.77 as of December 31, 2006.

Gross margin(1) is comprised primarily of life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds excluding amortization of DSI.  Gross margin also includes periodic settlements and accruals on certain non-hedge derivative instruments (see additional discussion below under “investment margin”).  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin(1), benefit margin(1), and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Life and annuity premiums and contract charges	$510	$524	$1,964	$2,049
Net investment income	1,058	992	4,173	3,830
Periodic settlements and accruals on non-hedge derivative instruments	12	14	56	63
Contract benefits	(435)	(406)	(1,570)	(1,615)
Interest credited to contractholder funds (4)	(654)	(610)	(2,561)	(2,329)
Gross margin	491	514	2,062	1,998
Amortization of DAC and DSI	(173)	(147)	(702)	(545)
Operating costs and expenses	(119)	(150)	(468)	(604)
Restructuring and related charges	—	(1)	(24)	(2)
Income tax expense	(57)	(77)	(274)	(266)
Realized capital gains and losses, after-tax	39	(21)	(50)	12
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(4)	3	36	(103)
Non-recurring items, after-tax	(18)	—	(18)	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(8)	(36)	(40)
Loss on disposition of operations, after-tax	(3)	(1)	(62)	(12)
Allstate Financial net income	$148	$112	$464	$416

(4)   Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $16 million in the fourth quarter of 2006 and est. $48 million for the twelve months of 2006 compared to $9 million in the fourth quarter of 2005 and $74 million for the twelve months of 2005.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life-contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We utilize certain derivative instruments as economic hedges of investments or contractholder funds and to replicate fixed income securities.  These instruments do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  Such derivatives are accounted for at fair value, and reported in realized capital gains and losses.  Periodic settlements and accruals on these derivative instruments are included as a component of gross margin, consistent with their intended use to enhance or maintain investment income and margin, and together with the economically hedged investments or product attributes (e.g. net investment income or interest credited to contractholder funds) or replicated investments, to appropriately reflect trends in product performance.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended December 31,
	Investment Margin		Benefit Margin(6)		Contract Charges and Fees(6)		Gross Margin(6)
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$268	$229	$—	$—	$268	$229
Contract charges	—	—	156	166	86	129	242	295
Net investment Income	1,058	992	—	—	—	—	1,058	992
Periodic settlements and accruals on non-hedge derivative instruments	12	14	—	—	—	—	12	14
Contract benefits	(134)	(132)	(301)	(274)	—	—	(435)	(406)
Interest credited to contractholder funds (5)	(654)	(610)	—	—	—	—	(654)	(610)
	$282	$264	$123	$121	$86	$129	$491	$514

(5)   Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $16 million in the fourth quarter of 2006 and $9 million in the fourth quarter of 2005.

(6)   On June 1, 2006, we completed the disposal of substantially all of our variable annuity business through reinsurance, and transferred the loan protection business to the Allstate Protection segment effective January 1, 2006.  When comparing the fourth quarter of 2006 to the same period in the prior year, these actions impacted the benefit margin by $(6) million and the contract charges and fees by $(68) million for a total impact on the gross margin of $(73) million.

	Twelve Months Ended December 31,
	Investment Margin		Benefit Margin(6)		Contract Charges and Fees(6)		Gross Margin(6)
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$899	$918	$—	$—	$899	$918
Contract charges	—	—	638	631	427	500	1,065	1,131
Net investment Income	4,173	3,830	—	—	—	—	4,173	3,830
Periodic settlements and accruals on non-hedge derivative instruments	56	63	—	—	—	—	56	63
Contract benefits	(539)	(530)	(1,031)	(1,085)	—	—	(1,570)	(1,615)
Interest credited to contractholder funds (5)	(2,561)	(2,329)	—	—	—	—	(2,561)	(2,329)
	$1,129	$1,034	$506	$464	$427	$500	$2,062	$1,998

(5)   Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $48 million in the twelve months ended 2006 and $74 million in the twelve months ended 2005.

(6)   On June 1, 2006, we completed the disposal of substantially all of our variable annuity business through reinsurance, and transferred the loan protection business to the Allstate Protection segment effective January 1, 2006.  When comparing the year of 2006 to the prior year, these actions impacted the benefit margin by $8 million and the contract charges and fees by $(153) million for a total impact on the gross margin of $(146) million.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums written	$6,604	$6,658	$27,526	$27,391
Decrease (increase) in Property-Liability unearned premiums	255	199	(354)	(349)
Other	(27)	(19)	197	(3)
Premiums earned	$6,832	$6,838	$27,369	$27,039

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums and deposits excluding variable annuities	$2,243	$3,576	$11,000	$12,649
Variable annuity deposits (8)	—	431	678	1,746
Total premiums and deposits	2,243	4,007	11,678	14,395
Deposits to contractholder funds	(1,929)	(3,390)	(10,066)	(12,004)
Deposits to separate accounts	(33)	(381)	(713)	(1,482)
Change in unearned premiums and other adjustments	(13)	(7)	—	9
Life and annuity premiums (7)	$268	$229	$899	$918

(7)   Life and annuity contract charges in the amount of est. $242 million and $295 million for the three months ended December 31, 2006 and 2005, respectively, and est. $1.07 billion and $1.13 billion for the twelve months ended December 31, 2006 and 2005, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

(8)   Disposed through reinsurance effective June 1, 2006.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank and sales of Allstate Financial-issued variable annuities, and sales of non-affiliated products such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and twelve months ended December 31, 2006 and 2005 are presented in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Allstate Financial products (excluding variable annuities)	$350	$448	$1,242	$1,360
Allstate Financial variable annuities (9)	26	116	292	355
Non-affiliated products	449	191	1,026	688
Total	$825	$755	$2,560	$2,403

(9)   Disposed through reinsurance effective June 1, 2006.  Allstate Financial variable annuities continue to be issued during the transition period of this reinsurance agreement, which is expected to be 24 months or less.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our combined ratio excluding the effect of catastrophes for 2007 and our catastrophe exposure management strategies.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written may remain consistent with 2006 levels or decrease compared to 2006 levels.

•                  Auto and homeowners frequencies may increase compared to 2006 levels.

•                  Auto and homeowners severities may increase at a greater rate than that reflected by relevant indices.

•                  Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.  Efforts to recover the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to resistance by regulators or non-renewal decisions by policyholders resulting in a lower amount of insurance in force.

•                  We may continue to incur catastrophe losses in our property business in amounts in excess of those experienced in prior years, in excess of those that modelers estimate would be incurred based on other levels of probability, in excess of the average expected level used in pricing, and in excess of our current reinsurance coverage limits.  To maintain our current ratings, rating agencies may require us to maintain our current level of capital despite our reductions in exposure to catastrophic risk.

•                  Actual placement of the remainder of our reinsurance program in the state of Florida and any other risk transfers and related premium impacts may differ from our expectations due to not yet placing the remainder of our program in the reinsurance market and state legislative actions.

•                  Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business.  On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management; or a host of other considerations that may or may not be under the insurer’s control.

•                  The completion of the $3 billion stock repurchase program announced in October 2006 is subject to the risks identified above and their impact on net income and cash flows, as well as management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately

14,800 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:
Michael Trevino	Robert Block, Larry Moews, Phil Dorn
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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